Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of the Reis, Inc. 2008 Omnibus Incentive Plan and Inducement Option Grants Outside of a Plan, of our report dated January 31, 2006 with respect to the consolidated financial statements of Wellsford/Whitehall Group, L.L.C. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the three years in the period ended December 31, 2005, which report appears in the December 31, 2007 Annual Report (Form 10-K) of Reis, Inc.

/s/ Ernst & Young LLP

Dallas, Texas

May 30, 2008